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                                                              Exhibit 10(xxxiii)
June 23, 1994
Mr. R.F. Hill
Senior Vice President
Commercial Operations
Dear Bob:
     A Special Committee of the Board of Directors of Virginia Electric and
Power Company (the Company) was established on Monday, June 20, to act on behalf of the Board in matters relating to the recent Order of the State Corporation Commission calling for an investigation of the relationship between Dominion Resources, Inc. and the Company. One of the matters that the Special Committee addressed was the importance of preserving the stability and continuity of the senior management personnel of the Company.
     The Board wants the officers of the Company to remain in place and to carry out their assigned jobs to the best of their abilities. To that end, the Special Committee has approved a resolution intended to promote your continuing employment relationship with the Company. The resolution provides that, if at any time prior to June 21, 1997, your employment as an officer of the Company should be terminated for any reason other than cause (after a good faith determination by the President of the Company or the Board of Directors that such cause exists), then the Company will pay to you the amount (as detailed in Attachment A) that you would have otherwise received in base salary and incentive compensation through June 21, 1997, as if you had remained employed until that date. In addition, the Company will pay to you a special severance benefit equal to (i) your then annual base salary, or at your election (ii) the retirement or other severance benefits that you would have been eligible to receive as a participant in the 1994 Early Retirement Program.
     If you continue as an employee of the Company until June 21, 1997, you shall be entitled to receive on the date you retire or leave the employment of the Company for any reason after June 21, 1997, a special severance benefit equal to (i) your then annual base salary, or at your election (ii) the retirement and other severance benefits that you would have been eligible to receive as a participant in the 1994 Early Retirement Program. This special severance benefit shall be paid in addition to and shall not diminish any rights that you may have based on your individual employment agreement or any other benefits that you may be entitled to receive under the benefit plans of Dominion Resources, Inc. or the Company.
     Please acknowledge by signing a copy of this letter and returning it to me. We will then make this document a part of your permanent file.
     If you have any questions, please let me know.
Sincerely,
/s/ J. T. Rhodes
J. T. Rhodes
Attachment
Acknowledged:
/s/ Robert F. Hill
Date: 6/23/94


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ATTACHMENT A
     If you are terminated for any reason other than for cause, the company will pay you the following:
     1. Base salary which you would have earned from the date of termination until June 21, 1997. This number will be computed by dividing the annual base salary at time of termination by 12 and multiplying by the number of whole or partial months between the date of termination and June 21, 1997. The base salary used in this calculation shall not be less than your highest base salary on or after June 21, 1994.
     2. Potential annual incentive award from date of termination until June
21, 1997. This number will be computed by dividing the Success Sharing target award in effect for you at time of termination by 12 and multiplying by the number of whole or partial months between the end of the most recently completed plan year and June 21, 1997. Payment of this amount shall cancel your rights to any other Success Sharing payments for the same time period. The target award used in this calculation shall not be less than the highest target award in effect for you on or after June 21, 1994.
     3. Potential long term incentive award until June 21, 1997. The total number of hypothetical shares (at 100% goal accomplishment) of Dominion Resources, Inc. stock granted in all cycles of the Performance Achievement Plan which were active on the date of termination will be multiplied by the closing price of the stock on the day of termination. This amount will be paid to you in dollars. Payment of this amount will cancel your rights to any additional payments in cash or stock from these active cycles.